Exhibit 99.1

Allscripts Healthcare Solutions Contacts: Bill Davis Chief Financial Officer 847-680-3515, Ext. 282 bill.davis@allscripts.com	Dan Michelson Chief Marketing Officer 847-680-3515, Ext. 4330 dan.michelson@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Reports Record Third Quarter 2004 Results

CHICAGO, IL – October 26, 2004 – Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, announced its results for the three and nine months ended September 30, 2004.

Total revenue for the three months ended September 30, 2004, was $25.7 million, compared to $22.5 million for the three months ended September 30, 2003. Revenue from software and information services for the three months ended September 30, 2004, was $13.9 million, increasing by 21% over the comparable period last year.

Net income for the three months ended September 30, 2004, of $0.7 million, or $0.02 per share, compares to a net loss of $0.9 million, or $0.02 loss per share, for the same period last year.

As of September 30, 2004, the Company had cash and marketable securities of $124.6 million.

“We see strong momentum in the clinical software market, especially for e-prescribing and electronic medical record applications,” commented Glen Tullman, Chief Executive Officer of Allscripts Healthcare Solutions. “During the third quarter, we continued to realize the benefits of the improvements in our implementation process, enabling us to recognize record revenues and margins.”

Total revenue for the nine months ended September 30, 2004, was $74.5 million, compared to $62.2 million for the nine months ended September 30, 2003. Revenue from software and information services for the nine months ended September 30, 2004, was $39.1 million, increasing by 40% over the comparable period last year.

Net income for the nine months ended September 30, 2004, of $1.7 million, or $0.04 per share, compares to a net loss of $5.1 million, or $0.13 loss per share, for the same period last year.

Allscripts Healthcare Solutions will conduct a conference call on Tuesday, October 26, 2004, at 4:30 PM eastern time. The conference call can be accessed by dialing 1-800-374-0526, or via the Internet at www.allscripts.com. A recording of the conference call will be available for review through November 9, 2004, at www.allscripts.com or by calling 1-800-642-1687, ID # 1373344.

About Allscripts Healthcare Solutions

Allscripts Healthcare Solutions (AHS) is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. Our TouchWorks software is a modular electronic medical record that enhances physician productivity using Tablet PCs, wireless handheld devices and desktop workstations to automate the most common physician activities including prescribing, dictating, capturing charges, ordering labs and viewing results, providing patient education, and documenting clinical encounters. AHS also offers electronic document imaging and scanning solutions through our Advanced Imaging Concepts subsidiary. Our Physicians Interactive™ unit is the leading provider of online healthcare product education and market research programs for physicians and our Allscripts Direct™ unit offers medication fulfillment services to a variety of healthcare providers throughout the United States. Visit AHS on the Web at www.allscripts.com.

Strategic partners include IDX Systems; IMS Health; Microsoft; Hewlett-Packard Company; and Medco Health.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts’ beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts, see the Company’s 2003 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

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Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$47,328	$13,336
Marketable securities	15,225	3,435
Accounts receivable, net	20,441	18,219
Other receivables	396	237
Inventories	2,413	3,249
Prepaid expenses and other current assets	3,215	3,863

Total current assets	89,018	42,339
Long-term marketable securities	62,024	34,538
Fixed assets, net	2,180	2,237
Intangible assets, net	24,967	26,359
Software development costs, net	6,408	4,040
Other assets	4,714	879

Total assets	$189,311	$110,392

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$16,742	$13,988
Deferred revenue	13,759	10,959

Total current liabilities	30,501	24,947
Long-term debt	82,500	—
Other liabilities	187	2,055

Total liabilities	113,188	27,002
Stockholders’ equity	76,123	83,390

Total liabilities and stockholders’ equity	$189,311	$110,392

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Prepackaged medications	$11,811	$10,990	$35,391	$34,278
Software and related services	10,986	8,232	29,815	20,048
Information services	2,897	3,266	9,251	7,862

Total revenue	25,694	22,488	74,457	62,188
Cost of revenue	14,617	13,833	44,145	40,828

Gross profit	11,077	8,655	30,312	21,360
Operating expenses:
Selling, general and administrative expenses	9,453	9,618	27,316	26,974
Amortization of intangibles	437	295	1,311	563

Income (loss) from operations	1,187	(1,258)	1,685	(6,177)
Interest income and other income, net	388	340	853	1,082
Interest expense	(833)	0	(833)	0

Income (loss) before income taxes	742	(918)	1,705	(5,095)
Income taxes	—	—	—	—

Net income (loss)	$742	($918)	$1,705	($5,095)

Net income (loss) per share - basic and diluted	$0.02	($0.02)	$0.04	($0.13)

Weighted average shares of common stock outstanding used in computing basic net income (loss) per share	38,803	38,628	39,146	38,509

Weighted average shares of common stock outstanding used in computing diluted net income (loss) per share	41,164	38,628	41,760	38,509